Exhibit 99.1


                     UNITED STATES STEEL CORPORATION REPORTS
                           THIRD QUARTER 2002 RESULTS

                      Earnings Highlights
          (Dollars in millions except per share data)

                                            3Q 2002   2Q 2002   3Q 2001

Revenues and other income                   $1,914    $1,807    $1,660

Net income (loss) per share                  $1.04     $0.28    $(0.26)

Net income (loss)                             $106       $27      $(23)
Adjustments to remove special items
 (Pre-tax):
   Federal excise tax refund                    (3)      (33)        -
   Insurance recoveries related to USS-         (2)       (6)      (21)
     POSCO fire
   Pension settlement loss                       -        10         -
   Asset impairments - receivables               -        14         -
   Costs related to Fairless shutdown            -         -        29
   Costs related to Separation                   -         -         1
   Tax effect of special items (at 35%           2         5        (3)
     statutory rate)
Net income (loss) adjusted for special        $103       $17      $(17)
 items

Net income (loss) - adjusted, per share      $1.00     $0.18    $(0.19)

NOTE: Special items are discussed in Selected Notes to Financial Statement


	PITTSBURGH, Oct. 21, 2002 - United States Steel Corporation (NYSE: X)

reported third quarter 2002 adjusted net income of $103 million, or $1.00 per share, significantly improved from the adjusted net income of $17 million, or 18 cents per share, reported in the second quarter 2002 and the third quarter 2001 adjusted net loss of $17 million, or 19 cents per share.

      In third quarter 2002, U. S. Steel reported net income of $106 million, or

$1.04 per share, including the effect of special items, which on an after tax basis increased net income by $3 million, or 4 cents per share.  Second quarter

2002 net income of $27 million, or 28 cents per share, included special items,

which increased net income by $10 million, or 10 cents per share.  The third quarter 2001 net loss of $23 million, or 26 cents per share, included special items, which in total increased the net loss by $6 million, or 7 cents per share.

      The income tax provision in third quarter 2002 and the tax benefit for the nine months reflect an estimated annual effective tax benefit rate for 2002 of approximately 31 percent.

      Third quarter 2002 income from operations before special items was

$135 million, substantially improved from income of $32 million in second quarter 2002 and a loss of $16 million in third quarter 2001.

      U. S. Steel Chairman, CEO and President Thomas J. Usher said, "Our solid third quarter financial results were due largely to higher realized prices for both our domestic and U. S. Steel Kosice (USSK) operations, continued strong shipments and operating efficiencies.  For the second consecutive quarter, our steel production facilities operated at high levels with domestic and USSK operations at 93.7 percent and 90.8 percent of capability, respectively.

Aggressive actions to reduce our costs are paying off, and we're ahead of our

$10-per-ton cost savings goal for the year."

      U. S. Steel's Flat-rolled segment recorded third quarter 2002 income from operations of $61 million, or $23 per ton.  This was a substantial improvement from the second quarter 2002 loss from operations of $26 million, or $10 per ton, and the third quarter 2001 loss of $97 million, or $42 per ton.  The average realized price in third quarter 2002 was $428 per ton, up $26 per ton from the second quarter and $34 per ton from the year-earlier third quarter.

Flat-rolled shipments for the third quarter held at the 2.6 million net ton level of second quarter 2002 and were up 12 percent from the 2.3 million net tons shipped in the 2001 third quarter.

      The Tubular segment recorded income from operations of $4 million, or $19 per ton, versus income from operations of $6 million, or $28 per ton, in the second quarter, and $18 million, or $78 per ton, in third quarter 2001.  Tubular shipments of 216,000 net tons were in line with second quarter 2002 shipments,

but down 7 percent compared to the 2001 third quarter.  The average realized price increased $27 per ton to $663 per ton from the second quarter, primarily due to product mix, but was down $15 per ton from third quarter last year.

      The USSK segment recorded income from operations of $40 million, or $40 per ton, for the quarter, compared with $26 million, or $24 per ton, in the second quarter and $39 million, or $38 per ton, in third quarter 2001.  USSK's third quarter shipments totaled 1.0 million net tons, versus 1.1 million net tons in the 2002 second quarter and 1.0 million net tons in the 2001 third quarter.  USSK's average realized steel price was $33 per ton higher than in the

2002 second quarter and was up $34 per ton from the 2001 third quarter.  USSK's raw steel capability utilization in the third quarter declined from the second quarter rate primarily due to planned maintenance outages scheduled to coincide with normal seasonal customer demand patterns.

      Units comprising U. S. Steel's Other Businesses recorded income from operations of $30 million, compared with $26 million in the second quarter and

$24 million in third quarter 2001.  For the latest quarter, the coal, coke and iron ore units reported income from operations of $17 million, up from

$11 million and $14 million in the second quarter 2002 and third quarter 2001,

respectively.

      Available sources of liquidity at the end of the quarter were

$794 million, an increase of $79 million from the prior quarter primarily due to improved operations.

      Looking ahead, shipments for the Flat-rolled segment in the fourth quarter are expected to decline moderately from third quarter levels, particularly in hot-rolled sheet, reflecting lower demand due to customer efforts to control inventories.  However, the fourth quarter average realized price is expected to improve slightly from the third quarter due mainly to lower hot-rolled shipments and higher participation of value-added products, including electrogalvanized products from Double Eagle Steel Coating Co., which resumed operations on

September 10, 2002.  For full-year 2002, Flat-rolled shipments are expected to approximate 9.8 million net tons.  Costs in the fourth quarter will be negatively affected by two scheduled blast furnace repair outages and higher prices for natural gas and scrap.

      For the Tubular segment, fourth quarter shipments are projected to be down versus the third quarter, and the average realized price is expected to be slightly lower than in the third quarter due mainly to product mix.  Shipments for full-year 2002 are expected to be approximately 800,000 net tons as a recovery in North America drilling activity appears unlikely before next year.

      USSK's fourth quarter shipments are expected to be in line with the third quarter, and shipments for the full year are projected to be approximately

4.0 million net tons.  USSK's average realized price in the fourth quarter is expected to be above the third quarter primarily as a result of a recently announced price increase for most products.

      An unfavorable pension settlement effect, currently estimated at approximately $100 million (pretax), will be recognized in the fourth quarter for the qualified non-union plan.  This loss, which is an accelerated recognition of deferred actuarial effects, will be triggered by increased current year lump-sum distributions due to the higher than expected number of normal salaried retirements and last year's voluntary early retirement program that was completed in June 2002.  This settlement will also require a remeasurement of the plan and, as a result, pension expense in the fourth quarter is expected to increase by approximately $15 million compared to the third quarter.  Also, as previously disclosed, U. S. Steel may record an additional minimum pension liability in the fourth quarter for the qualified plan for union employees (See Note 9 of Selected Notes to Financial Statement).

     U. S. Steel recently announced that it has signed a letter of intent to sell its raw materials and transportation businesses to an entity formed by affiliates of Apollo Management, L.P.  The transaction is subject to the negotiation of definitive agreements and other customary conditions, including approvals from the board of directors, lenders and regulatory agencies.  The parties plan to reach definitive agreements by year-end 2002 with closing expected to follow in the first quarter of 2003.

     Under terms of the letter of intent, it is anticipated that U. S. Steel would receive approximately $500 million in cash and retain about a 20 percent interest in the new company, with the new company assuming all collective bargaining agreements, certain employee benefit obligations and certain other liabilities.  U. S. Steel currently estimates the transaction could result in a pre-tax loss of up to $300 million.

                                      *****

      This release contains forward-looking statements with respect to market conditions, costs, shipments and prices, potential asset sales, pension issues and customer matters.  Some factors, among others, that could affect full-year

2002 market conditions, costs, shipments and prices include import levels,

future product demand, prices and mix, global and company steel production,

plant operating performance, domestic natural gas prices and usage, the resumption of operation of steel facilities sold under the bankruptcy laws, and

U.S. and European economic performance and political developments.  Steel shipments and prices can be affected by imports and actions of the U.S.

Government and its agencies.  Factors that may affect USSK results are similar to domestic factors, including excess world supply, plus foreign currency fluctuations, matters peculiar to international marketing such as tariffs, and completion of facility projects at USSK.  Factors that may impact the occurrence and timing of the sale of the raw materials and transportation businesses to affiliates of Apollo Management, L.P. include the availability of financing to the buyer, completion of definitive documentation, and approvals from the board of directors, lenders and regulatory agencies.  Factors that may affect the amount of the expected unfavorable pension settlement and resulting expenses for the qualified plan for non-union employees and the amount of any additional minimum liability for the qualified plan for union employees include, among others, pension fund investment performance, liability changes and interest rates.  In accordance with "safe harbor" provisions of the Private Securities

Litigation Reform Act of 1995, cautionary statements identifying important factors, but not necessarily all factors, that could cause actual results to differ materially from those set forth in the forward-looking statements have been included in the Form 10-K of U. S. Steel for the year ended December 31,

2001, and in subsequent filings for U. S. Steel.

      A Statement of Operations and Preliminary Supplemental Statistics for

U. S. Steel are attached.

                   UNITED STATES STEEL CORPORATION
                 STATEMENT OF OPERATIONS (Unaudited)
                 -----------------------------------

                                            Third Quarter    Nine Months
                                                Ended           Ended
                                             September 30    September 30
(Dollars in millions, except per share       2002    2001    2002    2001
amounts)
--------------------------------------------------------------------------
REVENUES AND OTHER INCOME:
  Revenues                                  $1,905  $1,645  $5,097  $4,888
  Income from investees                          2      11      11      51
  Net gains on disposal of assets                2       4       7      20
  Other income                                   5       -      40       2
                                            ------  ------  ------  ------
    Total revenues and other income          1,914   1,660   5,155   4,961
                                            ------  ------  ------  ------
COSTS AND EXPENSES:
  Cost of revenues                           1,611   1,540   4,518   4,714
  Selling, general and administrative           74      51     245     154
    expenses
  Depreciation, depletion and amortization      89      94     266     246
                                            ------  ------  ------  ------
    Total costs and expenses                 1,774   1,685   5,029   5,114
                                            ------  ------  ------  ------
INCOME (LOSS) FROM OPERATIONS                  140     (25)    126    (153)
Net interest and other financial costs          32      38      85      74
                                            ------  ------  ------  ------
INCOME (LOSS) BEFORE INCOME TAXES              108     (63)     41    (227)
Provision (credit) for income taxes              2     (40)     (9)   (183)
                                            ------  ------  ------  ------
NET INCOME (LOSS)                           $  106  $  (23)  $  50  $  (44)
                                            ======  ======  ======  ======
COMMON STOCK DATA:
  Net income (loss), per share
   - Basic and diluted                      $ 1.04  $ (.26)  $ .52  $ (.50)

  Weighted average shares, in thousands
   - Basic                                 101,926  89,223  95,767  89,223
   - Diluted                               101,926  89,223  95,769  89,223

  Dividends paid per share:
   United States Steel Corporation Common   $  .05       -  $  .15       -
    Stock
   USX - U. S. Steel Group Common Stock          -  $  .10       -  $  .45


Note: Net income (loss) per common share for the periods of 2002 are based on the weighted average number of common shares outstanding during the periods. Net loss per common share for the periods of 2001 are based on outstanding common shares at December 31, 2001, the date of the Separation.

The following notes are an integral part of this financial statement.

                   UNITED STATES STEEL CORPORATION
                SELECTED NOTES TO FINANCIAL STATEMENT
                -------------------------------------


1.United States Steel Corporation (U. S. Steel) is engaged domestically in the production, sale and transportation of steel mill products, coal, coke and taconite pellets (iron ore); the management of mineral resources; the management and development of real estate; and engineering and consulting services and, through
  U. S. Steel Kosice in the Slovak Republic, in the production and sale of steel mill products and coke primarily for the Central European market. Prior to December 31, 2001, the businesses of
  U. S. Steel comprised an operating unit of USX Corporation, now named Marathon Oil Corporation (Marathon). Marathon had two outstanding classes of common stock: USX-Marathon Group common stock, which was intended to reflect the performance of Marathon's energy business, and USX-U. S. Steel Group common stock (Steel Stock), which was intended to reflect the performance of Marathon's steel business. On December 31, 2001, U. S. Steel was capitalized through the issuance of 89.2 million shares of common stock to the holders of Steel Stock in exchange for all outstanding shares of Steel Stock on a one-for-one basis (the Separation).

  The accompanying Statement of Operations includes the third quarter and nine months of 2002 results of operations of U. S. Steel on a stand-alone basis, while the third quarter and nine months of 2001 results of operations represent a carve-out presentation of the businesses comprising U. S. Steel and are not intended to be a complete presentation of the results of operations of U. S. Steel on a stand-alone basis. The results of operations for the 2001 periods contain certain transactions related to interest and other financial costs that were attributed to U. S. Steel by Marathon based on U. S. Steel's cash flows and its capital structure. Corporate general and administrative costs were allocated to U. S. Steel during the periods of 2001 based upon utilization or other methods that management believed to be reasonable and which considered certain measures of business activities, such as employment, investments and revenues. Income taxes were allocated to U. S. Steel during the periods of 2001 in accordance with Marathon's tax allocation policy. In general, such policy provided that the consolidated provision and related tax payments or refunds be allocated based principally upon the financial income, taxable income, credits, preferences and other amounts directly related to
  U. S. Steel.

  Effective January 1, 2002, net pension and other postretirement costs associated with active employees at our operating locations are reflected in cost of revenues. Net costs and credits associated with corporate headquarters personnel and all retirees are reflected in selling, general and administrative expenses. Prior year data has been reclassified to conform to the current year presentation, which resulted in a decrease in cost of revenues and an increase in selling, general and administrative expenses of $41 million and $121 million for the third quarter and nine months of 2001, respectively.

2.In the second and third quarters of 2002, U. S. Steel recognized pretax gains of $33 million and $3 million, respectively, associated with the recovery of black lung excise taxes that were paid on coal export sales during the period 1993 through 1999. These gains are included in other income in the statement of operations and resulted from a 1998 federal district court decision that found such taxes to be unconstitutional. Of the $36 million recognized, $11 million represented the interest component of the claim.

                   UNITED STATES STEEL CORPORATION
          SELECTED NOTES TO FINANCIAL STATEMENT (Continued)
          ------------------------------------------------

3.On March 1, 2001, U. S. Steel completed the purchase of the tin mill products business of LTV Corporation (LTV), which is now operated as East Chicago Tin. In this noncash transaction, U. S. Steel assumed approximately $66 million of certain employee-related obligations from LTV. The acquisition was accounted for using the purchase method of accounting. Results of operations for 2001 included the operations of East Chicago Tin from the date of acquisition.

  On March 23, 2001, Transtar, Inc. (Transtar) completed a reorganization with its two voting shareholders, U. S. Steel and Transtar Holdings, L.P. (Holdings), an affiliate of Blackstone Capital Partners L.P., which resulted in U. S. Steel becoming the sole owner of Transtar and certain of its subsidiaries while Holdings became the owner of the other subsidiaries. U. S. Steel recorded $68 million in income from investees to reflect its share of the gain recognized by Transtar as a result of the reorganization. Also, in connection with this transaction, U. S. Steel recognized a favorable deferred tax adjustment of $33 million related to its investment in the stock of Transtar which is included in the provision (credit) for income taxes. U. S. Steel previously accounted for its investment in Transtar under the equity method of accounting.

4.U. S. Steel has a 16% investment in Republic Technologies
  International Holdings, LLC (Republic) which was accounted for under the equity method of accounting until the first quarter of 2001 when investments in and advances to Republic were reduced to zero. On April 2, 2001, Republic filed a voluntary petition with the U.S. Bankruptcy Court to reorganize its operations under Chapter 11 of the U.S. Bankruptcy Code. In the first quarter of 2001 as a result of Republic's petition, U. S. Steel recorded a pretax charge reflected as a reduction in revenues of $74 million for potentially uncollectible trade receivables and recognized certain debt obligations of $14 million which had been previously assumed by Republic. As a result of further deterioration of Republic's financial condition during the balance of 2001, an additional charge of $68 million was recorded in the fourth quarter of 2001 to reserve the remaining balance of pre-petition trade receivables and to reserve a portion of other receivables established for retiree medical claim payments made by U. S. Steel that were to be subsequently reimbursed by Republic. These retiree medical cost reimbursements are the subject of a pending request for treatment as administrative expenses in the bankruptcy proceedings. On July 11, 2002, after a protracted auction proceeding, the Bankruptcy Court issued an order approving the sale of substantially all of Republic's assets which sale appears to have not produced sufficient cash proceeds to satisfy all administrative claims. As a result of this and other recent developments, U. S. Steel reassessed the likelihood of collecting the retiree medical cost reimbursements from Republic, even if U.
  S. Steel prevails in its claim for treatment as administrative expenses, and recorded a pretax charge of $14 million in the second quarter of 2002 to reserve the remaining balance of these receivables. This charge is included in selling, general and administrative expenses.

                   UNITED STATES STEEL CORPORATION
          SELECTED NOTES TO FINANCIAL STATEMENT (Continued)
          ------------------------------------------------

5.The income tax benefit in the nine months of 2002 reflected an estimated annual effective tax benefit rate for 2002 of approximately 31%. A $4 million deferred tax charge related to a newly enacted state tax law was also recorded in the second quarter. A pension settlement loss now projected for the fourth quarter of 2002, in addition to annual forecasted pretax income from domestic operations and from USSK have been included in the development of U. S. Steel's estimated annual effective tax rate for 2002.

  The income tax benefit in the nine months of 2001 reflected an estimated annual effective tax rate for 2001 of approximately 45%. The tax benefit also included a $33 million deferred tax benefit related to the Transtar reorganization. In addition, net interest and other financial costs in the nine months of 2001 included a favorable adjustment of $67 million and the credit for income taxes included an unfavorable adjustment of $15 million, both of which were related to prior years' taxes.

6.Selling, general and administrative expenses for the nine months of 2002 included a pretax settlement charge of $10 million related to retirements of personnel covered under the non tax-qualified pension plan and the executive management supplemental pension program. Also included in this same period of 2002 is the $14 million pretax charge related to reserving Republic receivables, as discussed in Note 4.

  Selling, general and administrative expenses for the nine months of 2001 included $9 million of costs, primarily for professional fees related to the Separation.

7.Income from investees included pretax gains of $2 million and $21 million for the third quarter of 2002 and 2001, respectively, and $20 million and $23 million for the nine months of 2002 and 2001, respectively, for U. S. Steel's share of insurance recoveries related to the May 31, 2001 fire at the USS-POSCO joint venture.

8.On August 14, 2001, U. S. Steel announced its intention to permanently close the cold rolling and tin mill operations at its Fairless Works. In the third quarter of 2001, U. S. Steel recorded a pretax charge of $29 million relative to the shutdown, of which $12 million is included in depreciation, depletion and amortization and $17 million is included in cost of revenues.

9.Statement of Financial Accounting Standards No. 87 "Employer's
  Accounting for Pensions" provides that if, at any plan measurement date, the fair value of plan assets is less than the plan's accumulated benefit obligation (ABO), the sponsor must establish a minimum liability at least equal to the amount by which the ABO exceeds the fair value of the plan assets and any pension asset must be removed from the balance sheet. The sum of the liability and pension asset is offset by the recognition of an intangible asset or as a direct charge to stockholders' equity, net of tax effects. Such adjustments have no direct impact on earnings per share or cash. As of September 30, 2002, the fair value of plan assets for the USS pension plan for union employees was $4.4 billion. Based on asset

                   UNITED STATES STEEL CORPORATION
          SELECTED NOTES TO FINANCIAL STATEMENT (Continued)
          ------------------------------------------------

  values as of September 30, 2002 projected to year-end 2002, we estimate the ABO for this plan at the year-end measurement date would exceed the fair value of plan assets by approximately
  $500 million. The resulting required minimum liability adjustments would result in a charge to equity of approximately $750 million at December 31, 2002.



                     UNITED STATES STEEL CORPORATION
             PRELIMINARY SUPPLEMENTAL STATISTICS (Unaudited)
            ------------------------------------------------
                                                     Quarter Ended
                                           September 30 June 30 September 30
(Dollars in millions)                          2002       2002      2001
--------------------------------------------------------------------------
INCOME (LOSS) FROM OPERATIONS
Flat-rolled Products                            $61      $(26)     $(97)
Tubular Products                                  4         6        18
U. S. Steel Kosice                               40        26        39
Other Businesses:
  Coal, Coke and Iron Ore                        17        11        14
  Straightline                                  (11)      (10)      (10)
  All Other                                      24        25        20
                                              -----     -----     -----
Income (Loss) from Operations before            135        32       (16)
Special Items
  Special Items:
   Federal excise tax refund                      3        33         -
   Insurance recoveries related to USS-           2         6        21
    POSCO fire
   Pension settlement loss                        -       (10)        -
   Asset impairments - receivables                -       (14)        -
   Costs related to Fairless shutdown             -         -       (29)
   Costs related to Separation                    -         -        (1)
                                              -----     -----     -----
     Total Income (Loss) from Operations       $140       $47      $(25)

CAPITAL EXPENDITURES
  Flat-rolled Products                           $6        $6       $12
  Tubular Products                               13        10         -
  U. S. Steel Kosice                             11        17        17
  Other Businesses                               16        15        27
                                              -----     -----     -----
     Total                                      $46       $48       $56

OPERATING STATISTICS
 Average realized price: ($/net ton)(a)
   Flat-rolled Products                        $428      $402      $394
   Tubular Products                             663       636       678
   U. S. Steel Kosice                           290       257       256
 Steel Shipments:(a)(b)
   Flat-rolled Products                       2,598     2,571     2,322
   Tubular Products                             216       217       232
   U. S. Steel Kosice                         1,009     1,105     1,017
 Raw Steel-Production:(b)
   Domestic Facilities                        3,022     2,998     2,689
   U. S. Steel Kosice                         1,144     1,191     1,131
 Raw Steel-Capability Utilization:(c)
   Domestic Facilities                         93.7%     93.9%     83.3%
   U. S. Steel Kosice                          90.8%     95.5%     89.7%
 Domestic Ore Shipments(b)(d)                 4,819     5,059     4,494
 Domestic Coke Shipments(b)(d)                1,342     1,356     1,190
-----------
      (a)  Excludes intersegment transfers.
      (b)  Thousands of net tons.
      (c) Based on annual raw steel production capability of 12.8 million net tons for domestic facilities and 5.0 million net tons for U. S. Steel Kosice.
      (d)  Includes intersegment transfers.